Exhibit 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
For release: August 2, 2004
Dateline: Fergus Falls, Minnesota

Otter Tail Corporation Reports Second Quarter Earnings, Revises 2004 Outlook;
Board of Directors Declares Dividend

     Otter Tail Corporation (NASDAQ: OTTR) announced unaudited financial results for the three months ended June 30, 2004, reporting consolidated net income of $7.9 million compared with $8.4 million for the same period last year. Diluted earnings per share were $0.30 compared with $0.32 a year ago. Revenues totaled $211.2 million for the three months ended June 30, 2004 compared with $180.0 million for the three months ended June 30, 2003.

     Revenues for the six months ended June 30, 2004 were $417.8 million compared with $352.2 million for the six months ended June 30, 2003. For the six months ended June 30, 2004 net income was $16.0 million compared with $18.3 million for the six months ended June 30, 2003. Diluted earnings per share were $0.60 for the six months ended June 30, 2004 compared with $0.70 for the six months ended June 30, 2003.

     “The second quarter results were slightly below our internal expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Our plastics segment turned in one of its best quarterly performances ever and electric operations continued to produce solid results. Although the health, manufacturing and other businesses segments showed improvement in earnings over the first quarter of 2004, net income in these segments continues to lag behind 2003 results,” he said.

     “For the remainder of 2004, it will be challenging to achieve original targeted expectations. The legislative delay in extending the federal production tax credit for renewable energy has stalled related activity at several of our operating companies that work on wind energy projects. In addition, construction opportunities have been tighter, leading to lower results than originally expected from our construction firms,” Erickson said. He also noted that the contribution to earnings from 2004 acquisitions are not expected to meet the targets set at the start of 2004.

     “We anticipate consolidated financial results to be consistent with 2003 performance,” Erickson said. “However, given year-to-date performance and the impact of other factors identified in our outlook, we are reducing our previous 2004 diluted earnings per share guidance of $1.55 to $1.70 to the range of $1.45 to $1.60.”

Quarterly Performance Summary

Electric

     Net income in the electric segment for the quarter ended June 30, 2004 was $4.6 million compared with $4.8 million for the quarter ended June 30, 2003. Retail revenues were $49.3 million for the quarter ended June 30, 2004 compared with $49.8 million for the quarter ended June 30, 2003. Wholesale electric sales from company-owned generation increased to $3.8 million from $3.3 million for the same period last year on a 26.3% increase in megawatt hour (mwh) sales. Net revenue from the resale of purchased power, including net gains on forward energy contracts in 2004, increased to $3.0 million in 2004 from $1.6 million in 2003. The $1.4 million increase in electric segment revenue was partially offset by a $0.6 million increase in operating expenses mostly as a result of increased fuel costs related to wholesale electric sales and increased operating and maintenance expenses mainly related to increased wages, employee benefit costs and line maintenance expenses. A $0.8 million increase in operating income between the periods was offset by a $0.9 million increase in income tax expense reflecting lower non-taxable AFUDC earnings due to lower construction work in progress and an increase in income tax expense related to normalization of deferred income taxes under regulatory accounting.

Plastics

     Net income for the plastics segment was $2.3 million for the quarter ended June 30, 2004 compared with $1.0 million for the quarter ended June 30, 2003. Plastics revenues increased $13.0 million as a result of a 46.5% increase in the volume of PVC pipe sold. The increase in revenue also relates to a 13.4% increase in the average sales price of the pipe sold. Operating expenses increased $10.9 million mainly due to a $9.2 million increase in raw material costs. The average cost per pound of PVC pipe sold increased 10.8% resulting in a 26.8% increase in gross margins per pound of pipe sold.

Manufacturing

     The manufacturing segment’s net income was $1.9 million for the quarter ended June 30, 2004 compared with $2.7 million for the quarter ended June 30, 2003. Revenues were $56.1 million for the quarter ended June 30, 2004 compared with $48.8 million for the quarter ended June 30, 2003. Revenue increases were primarily due to increased volumes at the corporation’s metal stamping and waterfront equipment businesses. Material and production costs increased $6.9 million due to price increases in raw materials and selling, general and administrative costs increased $1.4 million due to increased sales. Net income from the corporation’s metal parts stamping and fabrication company increased $0.3 million on $3.4 million in increased sales revenue. Net income from the corporation’s waterfront equipment manufacturer increased $0.1 million on $3.9 million in increased sales revenue. Net income from the corporation’s manufacturer of thermoformed plastics and horticultural products decreased $0.2 million between the quarters due to increases in raw material prices. This company has not been fully able to pass on raw material increases to customers due to discounts offered by competitors. Net income from the corporation’s manufacturers of wind towers and structural steel products decreased $1.1 million between the quarters mainly as a result of decreased revenue related to decreased sales activity between the quarters. Increases in steel costs related to raw material shortages and demand for steel in excess of world-wide milling capacity, the continuing delay in a renewal of the expired federal production tax credit for wind energy and excess manufacturing capacity has contributed to a decrease in operating margins in this segment.

Health Services

     Net income in the health services segment was $0.2 million for the quarter ended June 30, 2004 compared with $0.7 million for the quarter ended June 30, 2003. Net income from the company that sells and services imaging equipment decreased $0.4 million between the quarters due to lower equipment revenues and lower margins on its service business because of a higher proportion of work on service contracts and warranties compared with time and materials work in the same quarter a year ago. While the imaging business experienced a $1.9 million increase in revenues, net income decreased $0.2 million between the quarters reflecting a decrease in revenues and profit margins per scan related to contract price reductions on certain modalities. The imaging business was also impacted by higher equipment maintenance costs to service equipment and increased labor costs due to a shortage of technologists.

Other Business Operations

     The other business operations had revenues of $36.0 million for the quarter ended June 30, 2004 compared with $27.2 million for the quarter ended June 30, 2003. The increase relates primarily to the corporation’s acquisition of Foley Company in November 2003. The increase was offset by a $5.5 million decrease in revenues at the corporation’s other construction company. The other business operations had a net loss of $1.1 million for the quarter ended June 30, 2004 compared with a net loss of $0.8 million for the quarter ended June 30, 2003. The components of this $0.3 million decrease between the periods are as follows:

•	The acquisition of Foley Company generated net earnings of $0.3 million.

•	The corporation’s other construction company net losses increased $0.4 million between the quarters. This increase is due to lower volumes of work and lower margins on the work due to excess capacity in the construction industry, poor performance on certain construction projects and lack of passage of the expired federal production tax credit for wind energy.

•	Increases of $0.3 million in unallocated corporate overhead due to increased defined benefit plan costs and unallocated interest expense.

•	The other companies in this segment accounted for increased earnings between the quarters of $0.1 million.

2004 Outlook

     Otter Tail Corporation is revising its previous 2004 diluted earnings per share guidance of $1.55 to $1.70 to the range of $1.45 to $1.60.

Electric

     For the remainder of 2004, the corporation anticipates continued solid performance from the electric segment, although results are not expected to equal the record levels of 2003. While retail and wholesale revenues are expected to remain steady, the corporation also expects increased operating expenses mainly related to higher employee benefit costs and less opportunity for contracted construction work for others compared to 2003. The initial application of mark-to-market accounting in 2003 added $2.1 million to 2003 pre-tax income that will not be duplicated in 2004. The electric segment has also been impacted by unscheduled outages at generating plants in May and July of 2004.

Plastics

     The corporation expects the plastics segment to have a strong performance throughout the remainder of the year. Additional PVC resin price increases have been announced, however it is expected that the sales price of PVC pipe will remain flat or decrease. Backlog is strong as is the demand for rural water pipe.

Manufacturing

     While the results of operations for this segment were down for the six months ended June 30, 2004 compared with the six months ended June 30, 2003, there are objective signs of improved activity for the rest of the year. The corporation’s metal parts stamping and fabrication company has been successful with implementing price increases to customers to mitigate raw material cost increases. The corporation’s manufacturers of wind towers and structural steel products are expected to have improved margins during the rest of the year, which will result in improved performance by these two companies over 2003. These businesses continue to be affected by the uncertainty with regard to the renewal of the federal production tax credit for wind energy and the pricing and availability of steel and other commodities. The corporation’s waterfront equipment business is expected to continue its strong sales growth in both its residential and commercial business. The marina renovation and expansion project announced in the first quarter 2004 earnings release has been delayed due to issues beyond the company’s control. While this delay will have a negative impact on 2004 earnings expectations, these earnings are expected to be realized in 2005 and 2006.

Health Services

     Revenues from the company that sells and services medical diagnostic and monitoring equipment are expected to improve throughout the remainder of 2004 and produce financial results consistent with 2003. Management continues to address the cost structure of the diagnostic imaging operations with a continued emphasis on improving non-performing assets. It is expected this part of the health services segment will show improved earnings in comparison to 2003.

Other Business Operations

     The outlook for other business operations include the following considerations:

•	The acquisition of Foley Company will continue to generate net earnings through 2004 with strong bidding activity and good backlog in place for the remainder of the year.

•	The corporation’s other construction company continues to face challenges. Lower volumes of work in the first half of 2004 at low margins and losses on certain construction projects have generated $1.8 million of losses through June 30, 2004. While this company has significant backlog in place for the rest of the year, the delay of the passage of the expired federal production tax credit for wind energy has caused a planned job to be delayed. This job delay has eliminated $8 million in revenues from the company’s forecast for the rest of the year.

•	The corporation has signed a non-binding letter of intent and is in negotiations for the acquisition of Idaho Pacific Holdings, Inc., a leading processor of dehydrated potatoes in North America. The corporation will make the appropriate announcements regarding the acquisition once it is completed.

Board Declares Quarterly Dividend

     Otter Tail Corporation’s board of directors has declared a quarterly common stock dividend of 27.5 cents per share. This dividend is payable on September 10, 2004 to shareholders of record on August 13, 2004. The board also declared quarterly dividends on the Corporation’s four series of preferred stock, payable on September 1, 2004 to shareholders of record on August 13, 2004.

About The Corporation

     Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

Forward-looking statements
Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

Unaudited results for the three and six months ended June 30, 2004 are in the attached financial statements:
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and six months ended June 30, 2004 and 2003
In thousands, except share and per share amounts
Unaudited

	Quarter Ended June 30		Year to date - June 30,

	2004	2003	2004	2003

Operating revenues by segment:
Electric	$60,449	$59,100	$133,304	$127,170
Plastics	32,636	19,647	59,072	42,582
Manufacturing	56,057	48,838	102,896	83,557
Health services	26,597	25,412	52,273	47,230
Other business operations	35,999	27,183	71,491	51,986
Intersegment eliminations	(530)	(164)	(1,243)	(319)

Total operating revenues	211,208	180,016	417,793	352,206

Operating expenses:
Fuel and purchased power	21,096	20,398	46,615	42,987
Nonelectric cost of goods sold	115,867	89,809	223,552	168,378
Electric operating and maintenance expense	24,725	24,461	48,655	46,506
Nonelectric operating and maintenance expense	22,989	19,103	45,206	38,632
Depreciation and amortization	11,232	11,334	22,405	22,490

Total operating expenses	195,909	165,105	386,433	318,993

Operating income (loss) by segment:
Electric	8,613	7,832	26,083	24,816
Plastics	4,032	1,909	5,321	4,561
Manufacturing	3,763	5,035	4,096	6,244
Health services	532	1,465	956	1,577
Other business operations	(1,641)	(1,330)	(5,096)	(3,985)

Total operating income	15,299	14,911	31,360	33,213

Interest charges	4,370	4,420	8,799	8,812
Other income	781	938	818	1,268
Income taxes	3,843	2,995	7,417	7,373

Net income (loss) by segment:
Electric	4,563	4,761	14,385	14,573
Plastics	2,290	1,027	2,929	2,461
Manufacturing	1,922	2,706	1,780	3,091
Health services	172	744	273	651
Other business operations	(1,080)	(804)	(3,405)	(2,480)

Total net income	7,867	8,434	15,962	18,296
Preferred stock dividend	184	184	368	368

Balance for common:	$7,683	$8,250	$15,594	$17,928

Average common shares outstanding:
Basic	25,891,440	25,672,592	25,842,241	25,632,477
Diluted	26,013,519	25,854,898	25,969,648	25,786,453

Earnings per share:
Basic	$0.30	$0.32	$0.60	$0.70
Diluted	$0.30	$0.32	$0.60	$0.70

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(Unaudited)

	June 30,	December 31,
	2004	2003

Current assets
Cash and cash equivalents	$—	$7,305
Accounts receivable:
Trade—net	104,822	107,634
Other	6,137	7,830
Inventories	65,229	56,966
Deferred income taxes	3,401	3,532
Accrued utility revenues	10,602	14,866
Costs and estimated earnings in excess of billings	11,978	4,591
Other	13,843	10,385

Total current assets	216,012	213,109

Investments and other assets	38,027	35,987
Goodwill—net	72,933	72,556
Other intangibles—net	6,924	7,096

Deferred debits:
Unamortized debt expense and reacquisition premiums	7,727	8,081
Regulatory assets	13,983	14,669
Other	864	1,600

Total deferred debits	22,574	24,350

Plant
Electric plant in service	876,657	875,364
Nonelectric operations	193,870	193,858

Total	1,070,527	1,069,222
Less accumulated depreciation and amortization	461,720	453,791

Plant—net of accumulated depreciation and amortization	608,807	615,431
Construction work in progress	24,021	17,894

Net plant	632,828	633,325

Total	$989,298	$986,423

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(Unaudited)

	June 30,	December 31,
	2004	2003

Current liabilities
Short-term debt	$34,000	$30,000
Current maturities of long-term debt	9,107	9,718
Accounts payable	77,189	83,338
Accrued salaries and wages	13,755	14,677
Accrued federal and state income taxes	7,341	4,152
Other accrued taxes	8,158	10,491
Other accrued liabilities	8,755	10,003

Total current liabilities	158,305	162,379

Pensions benefit liability	17,940	16,919
Other postretirement benefits liability	24,522	23,230
Other noncurrent liabilities	11,814	11,102

Deferred credits
Deferred income taxes	103,646	101,596
Deferred investment tax credit	11,054	11,630
Regulatory liabilities	42,300	42,926
Other	2,036	2,061

Total deferred credits	159,036	158,213

Capitalization
Long-term debt, net of current maturities	261,336	265,193

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	129,728	128,619
Premium on common shares	30,911	26,515
Unearned compensation	(3,226)	(3,313)
Retained earnings	187,881	186,495
Accumulated other comprehensive loss	(4,449)	(4,429)

Total common equity	340,845	333,887

Total capitalization	617,681	614,580

Total	$989,298	$986,423